AMERICAN ANNUITY GROUP, INC.

                     EXHIBIT 23 - CONSENT OF INDEPENDENT AUDITORS



          We consent to the incorporation by reference in the Registration Statements pertaining to the Employee Stock Purchase Plan of American Annuity Group, Inc. (Form S-8 No. 33-55189), the Agent Stock Purchase Plan of American Annuity Group, Inc. (Form S-2 No. 33-57259), the American Annuity Group, Inc. Deferred Compensation Plan (Form S-8 No. 333-17383), the American Annuity Group, Inc. Directors' Compensation Plan (Form S-8 No. 333-13777) and the 1994 Stock Option Plan (Form S-8 No. 333-41091) of our report dated March 2, 1998, with respect to the consolidated financial statements and schedules of American Annuity Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1997.







                                                  Ernst & Young LLP

          Cincinnati, Ohio
          March 27, 1998

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